UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

PHX Minerals Inc.
(Name of Issuer)
Class A Common Stock, par value $0.01666 per share
(Title of Class of Securities)
69291A100
(CUSIP Number)
September 24, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]Rule 13d-1(b)
[x]Rule 13d-1(c)
[ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 SRP Capital Advisors LLC
 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]
 3.
SEC Use Only
 4.
Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:
5.
Sole Voting Power
   0

6.
Shared Voting Power
3,549,207

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
3,549,207

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,549,207

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
  10.76%

12.
Type of Reporting Person (See Instructions)
 OO, IA




CUSIP No. 69291A100
 1.
Names of Reporting Persons.
SRP Opportunities II, LP

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person

5.
Sole Voting Power
  0

6.
Shared Voting Power
2,204,367
With:

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
2,204,367

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
2,204,367

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
6.69%

12.
Type of Reporting Person (See Instructions)
  PN




CUSIP No. 69291A100
 1.
Names of Reporting Persons.
SRPO-II Partners I, LP

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person

5.
Sole Voting Power
  0

6.
Shared Voting Power
1,344,840
With:

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
1,344,840

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
1,344,840

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
4.08%

12.
Type of Reporting Person (See Instructions)
  PN


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
SRP Opportunities II GP, LP

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person

5.
Sole Voting Power
  0

6.
Shared Voting Power
2,204,367
With:

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
2,204,367

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
2,204,367

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
6.69%

12.
Type of Reporting Person (See Instructions)
  PN


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
SRPO-II Partners I GP, LP

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person

5.
Sole Voting Power
  0

6.
Shared Voting Power
1,344,840
With:

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
1,344,840

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
1,344,840

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
4.08%

12.
Type of Reporting Person (See Instructions)
  PN


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 SRPO-II Manager, LP

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
3,549,207

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  3,549,207

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,549,207

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 10.76%

12.
Type of Reporting Person (See Instructions)
 PN


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 Crestwood Exploration Partners, LLC

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
67,933

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  67,933

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
67,933

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 0.21%

12.
Type of Reporting Person (See Instructions)
 OO


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 Palmetto Investment Partners, LLC
 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
42,543

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  42,543

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
42,543

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 0.13%

12.
Type of Reporting Person (See Instructions)
 OO


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 Palmetto Investment Partners II, LLC
 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
3,438,731

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  3,438,731

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,438,731

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 10.43%

12.
Type of Reporting Person (See Instructions)
 OO


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 CWEP-SRPOII Investments, LLC

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
67,933

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  67,933

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
67,933

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 0.21%

12.
Type of Reporting Person (See Instructions)
 OO, HC


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 PIP-SRPOII Investments, LLC

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
42,543

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  42,543

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
42,543

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 0.13%

12.
Type of Reporting Person (See Instructions)
 OO, HC


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 PIPII-SRPOII Investments, LLC

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
3,438,731

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  3,438,731

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,438,731

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 10.43%

12.
Type of Reporting Person (See Instructions)
 OO, HC


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 William T. Fennebresque

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
3,549,207

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  3,549,207

 9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,549,207

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 10.76%

12.
Type of Reporting Person (See Instructions)
 IN, HC


CUSIP No. 69291A100
 1.
Names of Reporting Persons.
 Ryan A. Turner

 2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [x]

 3.
SEC Use Only

 4.
Citizenship or Place of Organization
United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.
Sole Voting Power
   0

6.
Shared Voting Power
3,549,207

7.
Sole Dispositive Power
   0

8.
Shared Dispositive Power
  3,549,207

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
3,549,207

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions) [ ]

11.
Percent of Class Represented by Amount in Row (9)
 10.76%

12.
Type of Reporting Person (See Instructions)
 IN, HC



CUSIP No. 69291A100
Item  1.
Name of Issuer
(a) PHX Minerals Inc.

(b) Address of Issuer?s Principal Executive Offices
1601 NW Expressway, Suite 1100 Oklahoma City, Oklahoma 73118

Item 2.
(a) Name of Persons Filing
This Schedule 13G is being jointly filed by and on behalf of each of SRP Capital Advisors LLC, a Delaware limited liability company
("SRP"), SRP Opportunities II GP, LP, and SRPO-II Partners I GP, LP, Delaware limited partnerships (the "General Partners"), SRP Opportunities II, LP and SRPO-II Partners I, LP, Delaware limited partnerships
(the "Funds"), SRPO-II Manager, LP, a Delaware limited partnership
(the "Relying Adviser"), Crestwood Exploration Partners, LLC,
Palmetto Investment Partners, LLC, and Palmetto Investment Partners II, LLC, Delaware limited liability companies (the "Portfolio Investment Entities"), CWEP-SRPOII Investments, LLC, PIP-SRPOII Investments, LLC, and
PIPII-SRPOII Investments, LLC, Delaware limited liability companies
(the "Portfolio Holding Companies"),William T. Fennebresque, and Ryan A. Turner.

The Portfolio Investment Entities are the direct beneficial owners of the securities covered by this Schedule 13G. The securities covered hereby were acquired in connection with the previously disclosed transactions pursuant to (i) the purchase and sale agreement, dated as of April 14, 2021, by and between the Portfolio Investment Entities and the Issuer
(which transaction closed on April 30, 2021) and (ii) the purchase and sale agreement, dated as of September 16, 2021, by and between Palmetto Investment Partners II, LLC and the Issuer
(which transaction closed on September 24, 2021).
The Portfolio Holding Companies hold, and may be deemed to beneficially own securities owned by, the Portfolio Investment Entities. The Funds invest in and through, and may be deemed to beneficially own securities owned by, the Portfolio Holdings Companies. SRP Opportunities II, LP and
SRPO-II Partners I, LP (i.e., the Funds) hold an approximately 62% and 38% interest, respectively, in each of the Portfolio Holding Companies. SRP Opportunities II GP, LP, and SRPO-II Partners I GP, LP (i.e., the General Partners) are the general partners of SRP Opportunities II, LP and SRPO-II Partners I, LP, respectively.
The Relying Adviser relies on SRP's registration as an investment adviser with the Securities and Exchange Commission and serves as the investment manager to and may be deemed to beneficially own securities owned by, the Funds. William T.
Fennebresque and Ryan A. Turner are the Managing Partners of, and may be deemed to beneficially own securities owned by, the General Partners and Relying Adviser.
William T. Fennebresque and Ryan A. Turner are the Managers of, and may be deemed to beneficially own securities owned by, SRP. In addition,
 William T. Fennebresque and Ryan A. Turner are Managing Partners or
Managers of each entity listed as a reporting person listed on this filing.

The beneficial ownership percentages of the reporting persons herein are based on 32,970,819 shares outstanding of Class A common stock of the Issuer as reported in the Issuer's Form 10-K for the fiscal year ended September 30, 2021.

Each reporting person disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest therein.

Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose,
(i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or
(ii) a member of any group with respect to the issuer or any securities of the issuer.

(b) Address of Principal Business Office or, if none, Residence.
3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas, 75219
(c) Citizenship
See Item 4 on the cover page(s) hereto.
(d) Title of Class of Securities
Class A Common Stock, par value $0.01666 per share
(e) CUSIP Number
69291A100

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:

(a)[ ] A broker or dealer registered under Section 15 of the Act (15U.S.C.78o);
(b)[ ] A bank as defined in Section 3(a)(6) of the Act (15U.S.C.78c);
(c)[ ] An insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)[ ] An investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8);
(e)[ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f)[ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
(g)[ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company
Act of 1940 (15 U.S.C. 80a-3);
(j)[ ] A non -U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
(k)[ ] A group, in accordance with 240.13d-1(b)(1)(ii)(K).

    If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4. Ownership.
(a)	Amount beneficially owned: See Item 9 on the cover page(s) hereto.
(b)	Percent of class: See Item 11 on the cover page(s) hereto.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: See Item 5
on the cover page(s) hereto.
(ii)	Shared power to vote or to direct the vote: See Item 6
on the cover page(s) hereto.
(iii)	Sole power to dispose or to direct the disposition of: See Item 7 on the cover page(s) hereto.
(iv)	Shared power to dispose or to direct the disposition of: See Item 8 on the cover page(s) hereto.

Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item  7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable.

Item  8. Identification and Classification of Members of the Group.
Not Applicable.

Item  9. Notice of Dissolution of Group.
Not Applicable.

Item  10. Certifications.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect other than activities solely in connection with a nomination under
240.14a-11.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2022

SRP Capital Advisors LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager

SRP Opportunities II, LP

By: SRP Opportunities II GP, LP, its general
partner

By: SRPO-II GP Management, LP, its general
partner

By: SRPO-II Holdings, LLC, its member

By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Managing Person

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Managing Person

SRPO-II Partners I, LP

By: SRPO-II Partners I GP, LP, its general
partner

By: SRPO-II GP Management, LP, its general
partner

By: SRPO-II Holdings, LLC, its member

By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Managing Person

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Managing Person


SRP Opportunities II GP, LP

By: SRPO-II GP Management, LP, its general
partner

By: SRPO-II Holdings, LLC, its member

By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Managing Person

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Managing Person

SRPO-II Partners I GP, LP

By: SRPO-II GP Management, LP, its general
partner

By: SRPO-II Holdings, LLC, its member

By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Managing Person

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Managing Person

SRPO-II Manager, LP

By: SRPO-II IM Holdings, LLC, its general
partner

By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Managing Person

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Managing Person

Crestwood Exploration Partners, LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager



Palmetto Investment Partners, LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager

Palmetto Investment Partners II, LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager

CWEP-SRPOII Investments, LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager

PIP-SRPOII Investments, LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager

PIPII-SRPOII Investments, LLC
By: /s/ William T. Fennebresque
Name: William T. Fennebresque
Title: Manager

By: /s/ Ryan A. Turner
Name: Ryan A. Turner
Title: Manager

William Tudor Fennebresque
By: /s/ William T. Fennebresque
Name: William T. Fennebresque

Ryan Andrew Turner
By: /s/ Ryan A. Turner
Name: Ryan A. Turner

EXHIBIT INDEX

Exhibit   	Description of Exhibit


99.1  Joint Filing Agreement (incorporated herein by reference to
Exhibit 99.1 to the Schedule 13G, as amended, filed on October 4, 2021 by the reporting persons with the Securities and Exchange
Commission).